                                                                    EXHIBIT 12.1


                                                             STEEL HEDDLE GROUP, INC.
                                                    COMPUTATION OF EARNINGS TO FIXED CHARGES

                                                                 (Predecessor)
                                                               Fiscal Year Ended
                                                -------------------------------------------------------
                                                  1997         1996        1995       1994       1993
                                                  ----         ----        ----       ----       ----
($ In Thousands)
Earnings (losses) from continuing
  operations before income taxes.....           $  11,482    $  4,237    $  3,613    $ 3,836    $ 5,012
Add:
  Net interest expense excluding
    capitalized interest.............               5,154       5,849       6,330      7,098      6,686
  Amortization of debt expense.......                 130         105         105        105        186
                                                ---------    --------    --------    -------    -------
     Total earnings .................           $  16,766    $ 10,191    $ 10,048    $11,039    $11,884
                                                =========    ========    ========    =======    =======
Fixed Charges:
  Net interest expense including
    capitalized interest.............           $   5,154    $  5,849    $  6,330    $ 7,098    $ 6,686
  Amortization of debt expense.......                 130         105         105        105        186
                                                ---------     -------    --------    -------    -------
     Total fixed charges.............           $   5,284    $  5,954    $  6,435    $ 7,203    $ 6,872
                                                =========    ========    ========    =======    =======
Ratio of earnings to fixed charges...                 3.2         1.7         1.6        1.5        1.7
                                                =========    ========    ========    =======    =======
Deficiency in the coverage of
  fixed charges......................           $       -    $      -    $      -    $     -    $     -
                                                =========    ========    ========    =======    =======




                                                                 SIX MONTHS
                                             -------------------------------------------------
                                              (Successor)      (Predecessor)     (Predecessor)
                                                5 weeks           20 weeks         26 weeks
                                                 Ended             Ended             Ended

                                             June 27, 1998      May 25, 1998     June 28, 1997
                                             -------------      ------------     -------------
($ In Thousands)
Earnings (losses) from continuing
  operations before income taxes.....           $  (1,394)       $   5,209           $ 4,826
Add:
  Net interest expense excluding
    capitalized interest.............               2,401            1,499             2,631
  Amortization of debt expense.......                  41               50               211
                                                ---------        ---------           -------
     Total earnings..................           $   1,048        $   6,758           $ 7,668
                                                =========        =========           =======
Fixed Charges:
  Net interest expense including
    capitalized interest.............            $   2,401        $   1,499           $ 2,631
  Amortization of debt expense.......                  41               50               211
                                                 --------         --------           -------
     Total fixed charges.............           $   2,442        $   1,549           $ 2,842
                                                =========        =========           =======
Ratio of earnings to fixed charges...                   -              4.4               2.7
                                                =========        =========           =======
Deficiency in the coverage of
  fixed charges......................           $   1,394        $       -           $     -
                                                =========        =========           =======


     For purposes of these computations, the ratio of earnings to fixed charges has been calculated by dividing pretax earnings by fixed charges. Earnings, as used to compute the ratio, equals the sum of income before income taxes and fixed charges excluding capitalized interest. Fixed charges are the total interest expenses including capitalized interest and amortization of debt expenses. The interest factor on operating leases is insignificant.